Nelnet Reports Second Quarter 2012 Results

•	Net income $1.13 per share for the quarter, excluding derivative market value adjustments

•	Loan and Guaranty Servicing revenue increased 26 percent

•	Tuition Payment Processing and Campus Commerce revenue increased 14 percent

LINCOLN, Neb., August 8, 2012 /PRNewswire/ -- Nelnet (NYSE: NNI) today reported $53.5 million, or $1.13 per share, of net income, excluding derivative market value adjustments, for the second quarter of 2012, compared with $47.5 million, or $0.98 per share, for the same period a year ago.
GAAP net income for the second quarter of 2012 and 2011 was $41.4 million, or $0.87 per share, and $37.1 million, or $0.76 per share, respectively. Derivative market value adjustments were $12.1 million, or $0.26 per share after tax, for the second quarter of 2012, compared with $10.4 million, or $0.22 per share after tax, for the second quarter of 2011.
"In the second quarter of 2012, we reported strong results and showed progress toward achieving our core objectives," said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. “We continue to focus on growing our fee-based and asset management businesses, driving diversification around our core businesses, and improving our customers' experiences."
Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.  In the second quarter of 2012, the company increased its total revenue to $184.2 million, compared with $175.6 million in the second quarter of 2011.  Operating expenses for the second quarter of 2012 and 2011 were $108.2 million and $100.6 million, respectively.
Student Loan and Guaranty Servicing
Revenue from the company's Student Loan and Guaranty Servicing segment increased 26 percent, or $10.7 million, to $52.4 million for the second quarter of 2012 from $41.7 million for the second quarter of 2011. The increase in revenue is primarily the result of growth in servicing volume for the Department of Education (Department), remote hosting fees, and fee revenue from rehabilitated loans.
As of June 30, 2012, the company was servicing $56.0 billion of loans for 3.1 million borrowers on behalf of the Department, compared with $38.8 billion of loans for 2.7 million borrowers as of June 30, 2011. Revenue from this contract increased to $16.1 million for the second quarter of 2012, up from $11.9 million for the same period a year ago.
The Student Loan and Guaranty Servicing segment also includes revenue from monthly fees earned from third parties using Nelnet's new hosted servicing software solution to service Federal Direct Loan Program and Federal Family Education Loan Program loans. As of June 30, 2012, 7.9 million borrowers were hosted on the company's solution.
Tuition Payment Processing and Campus Commerce
For the second quarter of 2012, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $16.8 million, an increase of $2.0 million, or 14 percent, from the same period in 2011.
Asset Management
As of June 30, 2012, net student loan assets were $23.5 billion. Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow of $1.87 billion. On July 1, 2010, the company stopped originating federal student loans because legislation eliminated the Federal Family Education Loan Program. As a result, the company's student loan portfolio will run off over a period of several years.
Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the second quarter of 2012, Nelnet reported net interest income of $84.6 million, compared with $88.7 million for the same period a year ago.  Net interest income includes $37.0 million and $32.8 million of fixed rate floor income in the second quarters of 2012 and 2011, respectively.
Board of Directors Approves Dividend
The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on September 15, 2012, to shareholders of record at the close of business on September 1, 2012. Nelnet currently has 35.8 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.
Non-GAAP Performance Measures
Information regarding the company's operating results has historically been provided using "base net income," which consisted of GAAP net income excluding the derivative market value and foreign currency adjustments, amortization of intangible assets, compensation related to business combinations, and variable rate floor income, net of settlements on derivatives.  Due to the decrease in the number and dollar amount of differences between "base net income" and GAAP net income, the company has discontinued utilizing "base net income" when evaluating the performance and profitability of the company and reporting its operating results.
The company will continue to provide additional information related to specific items management believes to be important in the evaluation of its financial position and performance, including specifically, but not limited to, the impact of the unrealized gains and losses resulting from the change in fair value of derivative instruments in which the company does not qualify for "hedge treatment" under GAAP, and the foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars.  The company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations affect the period-to-period comparability of the results of operations.
Forward-looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolios such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws, regulations, and government programs; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2012.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except share data)

	Three months ended			Six months ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest Income:
Loan interest	$151,675	154,118	146,827	305,793	294,174
Amortization/accretion of loan premiums/discounts and deferred origination costs, net	(687)	(1,060)	(7,893)	(1,747)	(17,882)
Investment interest	1,055	1,095	856	2,150	1,582
Total interest income	152,043	154,153	139,790	306,196	277,874
Interest expense:
Interest on bonds and notes payable	67,476	69,297	51,054	136,773	103,361
Net interest income	84,567	84,856	88,736	169,423	174,513
Less provision for loan losses	7,000	6,000	5,250	13,000	9,000
Net interest income after provision for loan losses	77,567	78,856	83,486	156,423	165,513
Other income (expense):
Loan and guaranty servicing revenue	52,391	49,488	41,735	101,879	82,148
Tuition payment processing and campus commerce revenue	16,834	21,913	14,761	38,747	34,130
Enrollment services revenue	29,710	31,664	32,315	61,374	66,183
Other income	8,800	10,954	6,826	19,754	13,318
Gain on sale of loans and debt repurchases	935	—	—	935	8,307
Derivative market value and foreign currency adjustments, net	(19,532)	(15,407)	(16,813)	(34,939)	(15,697)
Derivative settlements, net	(2,086)	227	(3,522)	(1,859)	(7,674)
Total other income	87,052	98,839	75,302	185,891	180,715
Operating expenses:
Salaries and benefits	48,703	49,095	42,881	97,798	86,793
Cost to provide enrollment services	20,374	21,678	22,140	42,052	44,979
Depreciation and amortization	8,226	8,136	6,769	16,362	13,545
Other	30,908	32,263	28,767	63,171	54,872
Total operating expenses	108,211	111,172	100,557	219,383	200,189
Income before income taxes	56,408	66,523	58,231	122,931	146,039
Income tax expense	(14,878)	(23,230)	(21,106)	(38,108)	(54,034)
Net income	41,530	43,293	37,125	84,823	92,005
Net income attributable to noncontrolling interest	136	152	—	288	—
Net income attributable to Nelnet, Inc.	$41,394	43,141	37,125	84,535	92,005
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic	$0.87	0.91	0.76	1.78	1.90
Net income attributable to Nelnet, Inc. shareholders - diluted	$0.87	0.91	0.76	1.78	1.89
Weighted average common shares outstanding:
Basic	47,049,055	46,989,773	48,302,779	47,020,811	48,237,411
Diluted	47,292,147	47,184,079	48,488,046	47,240,659	48,425,886

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	June 30, 2012	December 31, 2011	June 30, 2011
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$23,501,382	24,297,876	23,228,778
Cash, cash equivalents, and investments	130,310	93,350	148,005
Restricted cash and investments	976,708	724,131	675,182
Goodwill	117,118	117,118	117,118
Intangible assets, net	19,006	28,374	37,564
Other assets	524,618	591,368	664,864
Total assets	$25,269,142	25,852,217	24,871,511
Liabilities:
Bonds and notes payable	$23,836,250	24,434,540	23,605,413
Other liabilities	287,994	351,472	277,314
Total liabilities	24,124,244	24,786,012	23,882,727
Equity:
Total Nelnet, Inc. shareholders' equity	1,144,605	1,066,205	988,784
Noncontrolling interest	293	—	—
Total equity	1,144,898	1,066,205	988,784
Total liabilities and equity	$25,269,142	25,852,217	24,871,511
Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.